Alcoa and subsidiaries                                 EXHIBIT 12


        Computation of Ratio of Earnings to Fixed Charges
          For the nine months ended September 30, 1994
                   (in millions, except ratio)


                                                            1994
                                                            ----

Earnings:
   Income before taxes on income                        $  289.9
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges               -
   Equity income                                           (25.0)
   Fixed charges                                           105.3
   Proportionate share of income (loss) of 50%-owned
     persons                                                (5.9)
   Distributed income of less than 50%-owned persons         -
   Amortization of capitalized interest                     16.5
                                                          ------

      Total earnings                                    $  380.8

Fixed Charges:
   Interest expense:
      Consolidated                                      $   81.5
      Proportionate share of 50%-owned persons               5.5
                                                          ------
                                                            87.0
                                                          ------

   Amount representative of the interest factor in rents:
      Consolidated                                          18.0
      Proportionate share of 50%-owned persons                .3
                                                          ------
                                                            18.3
                                                          ------

   Fixed charges added to earnings                         105.3
                                                          ------

   Interest capitalized:
      Consolidated                                           1.1
      Proportionate share of 50%-owned persons               -
                                                          ------
                                                             1.1
                                                          ------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                           10.3
                                                          ------

      Total fixed charges                               $  116.7
                                                          ======

Ratio of earnings to fixed charges                          3.26
                                                          ======
